CHANGE OF CONTROL AGREEMENT
                   (     Officer Name       )
==============================================================

This Agreement, entered into as of ____________ between Central
Vermont Public Service Corporation (hereinafter "Company") and the undersigned Executive executing this Agreement (hereinafter
"Executive").

WHEREAS, the Executive is providing valuable services to the Company, and

WHEREAS, the Company wishes to assure continued availability of the Executive's services and to create an environment which will promote the Executive's giving impartial and objective advice in the face of potentially disturbing circumstances arising from the possibility of a Change of Control of the Company (as herein defined);

NOW THEREFORE, the Company and the Executive in consideration of the terms and conditions set forth hereby mutually covenant and agree as follows:

1. General Conditions No benefit shall be payable hereunder pursuant to Section 4 of this Agreement unless there shall have been both a Change of Control of the Company, as set forth in
Section 3 below, and a Termination Event, as set forth in Section 4 below. In construing the terms of the Agreement, it is the intent of the parties to this Agreement to provide the Executive with financial protection in the event significant changes in his employment status occur following a Change of Control of the Company, and it is agreed that provisions of the Agreement are therefore to be construed using a reasonable man standard and not on narrow technical grounds.

2. Term of Agreement This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (i) the fifth anniversary of such date or (ii) the Executive's normal retirement date under the PENSION PLAN OF CENTRAL VERMONT PUBLIC SERVICE CORPORATION AND ITS SUBSIDIARIES or any successor retirement plan ("Normal Retirement Date"); provided, however, that commencing on the date three years after the date hereof, and on each annual anniversary of such date (the "Renewal Date"), the term of the Agreement shall automatically be extended so as to terminate on the earlier of (x) three years from such Renewal Date or (y) the Executive's Normal Retirement Date, unless at least sixty days prior to the Renewal Date the Company shall give written notice that the Agreement shall not be so extended.

3. Change of Control For purposes of this Agreement, a Change of Control of the company shall mean (a), (b), or (c) below:

(a) The acquisition, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities by any third person including a "Group" as that term is used in Section 13 (d)(3) of the Securities Exchange Act of 1934 (the Exchange Act); or

(b) A change in the membership of the Board of Directors over a period of two consecutive years in which the members of the Board at the beginning of the period cease for any reason to be at least two-thirds of the Board at the end of the period provided, however, that this section does not apply if the nomination of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(c) The acquisition by a third person either directly or indirectly, of the right to own, control or hold with power to vote 10% or more of the outstanding voting securities of the Company, if immediately subsequent to the acquisition of the Company's voting securities by such third person: (A) such third person shall be a "public utility holding company" within the meaning of the 1935 Act, whether or not exempt from registration thereunder, or (B) the Company shall be in danger of losing its exemption under the 1935 Act or shall otherwise be required to register under the 1935 Act.

4.  Termination Event

A.  Definition of Termination Event

A Termination Event shall mean any of the following within the thirty-six month period following a Change in Control:

(1) the loss by the Executive of his position by reason of discharge or demotion, or the withholding, adverse alteration or reduction of responsibility, authority, or compensation (including any compensation or benefit plan in which the Executive participates or substitute plans adopted prior to the Change in Control) to which the Executive was entitled immediately prior to a Change in control of the Company or to which he would normally be entitled from time to time by reason of his office;

(2) the relocation of the Company's principal executive offices more than 25 miles away from the current offices or the Company requiring the executive to be based anywhere other than within 25 miles of the Company's principal executive offices except for the required travel on the Company's business to an extent substantially consistent with his present business travel obligations;

(3) the failure of any other company, business, corporation, partnership, individual, or group which succeeds substantially to the interest of the Company or into which it is merged or consolidated, to expressly assume all rights, duties, privileges and obligations set forth in this Agreement.

B.  Other Terminations

Provided no preceding or coincident Termination Event has occurred, no payments hereunder shall be made on account of the Executive's termination because of (1) the Executive's death, disability or retirement; or (2) by the Company for Cause; or (3) the Executive's voluntary termination.

(1)  Disability; Retirement

If the Executive shall have been absent from the full-time performance of his duties with the Company for six consecutive months as the result of the Executive's incapacity due to physical or mental illness, and the Executive shall not have returned to the full-time performance of his duties within thirty days after written notice of termination, the Executive's employment may be terminated for disability. Termination of the Executive's employment based on retirement shall mean termination in accordance with the Company's generally applicable retirement policy or with any retirement arrangement established with the Executive's consent.

(2)  Cause

Cause means termination based on the willful and continued failure by the Executive to perform his duties for the Company or a subsidiary (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after a written demand for performance is delivered to the Executive by the Chief Executive Officer of the Company which specifically identifies the manner in which the CEO believes the Executive has not performed his duties; or an act or acts of dishonesty taken by the Executive and intended to result in his personal enrichment at the expense of the Company or a subsidiary.

5.  Severance Compensation

A.  If both a Change of Control and a subsequent Termination
Event shall have occurred, the Company agrees to make payment in a lump sum ("Severance Compensation") to the Executive of an amount equal to (1) times (2), where:

(1)  Equals 2.999, and

(2) Equals the Executive's average annualized compensation paid by the Company or an affiliate and includible in the Executive's gross income for federal income tax purposes during the most recent five taxable years (or, if fewer, the period of time during which the Executive actually received compensation from the Company or an affiliate) before the date on which a Change in Control occurred.

B. The Company shall also pay the Executive all legal fees and expenses incurred by the Executive as a result of such termination, including all such fees and expenses, if any, incurred in investigating the merits, contesting, (including the cost of alternate dispute resolution procedures to which the parties may agree), or disputing any such termination or in seeking to determine, obtain or enforce any right or benefit provided by this Agreement.

C. If the amounts of such payments cannot be finally determined when due, the Company shall pay the Executive an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments together with interest at the prime rate, plus 2% in effect at the First National Bank of Boston, as soon as the amount thereof can be determined.

D. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement insurance or similar benefits, by offset against any amount claimed to be owing by the Executive to the Company, or otherwise.

6.  Termination Date; Payment of Severance Benefits

A.  Payment of Compensation to Termination Date

The Company shall pay the Executive full compensation and all other amounts and benefits to which the Executive is entitled through the Termination Date, including the payment of such compensation, amounts and benefits during the time of any extension of the Termination Date pursuant to Section 6C.(4) hereof.

B.  Date of Payment of Severance Benefits

The Company shall pay to the Executive Severance Compensation provided in Section 5 hereof within thirty days of the Termination Date.

C.  Definition of Termination Date

Termination Date means:

(1) For Disability, that date thirty days after written notice of termination if the Executive shall not have returned to the full time performance of his duties, as described in Section
4B.(1) hereof.

(2) For Cause, (i) due to performance, that date following the notice to the Executive of performance failure, which ends the period within which the Executive is given to correct his performance as described in Section 4B.(2); or (ii) regarding acts of dishonesty, thirty days after the Company's written notification as described in Section 4B.(2) hereof.

(3) For a Termination Event, the date on which the Executive notifies the Company a Termination Event as described in Section
4A. has occurred.

If within thirty days following the Termination Date described above, a party notifies the other party that a dispute exists concerning the Termination Event, the Termination Date shall be extended to the date the dispute is fully determined; provided however, that such notice must be given in good faith and the party giving such notice pursues the resolution of the dispute with reasonable diligence. The amount of compensation and benefits paid the Executive during such period of dispute shall be subject to recovery if the Company prevails on the dispute.

7.  Future Services and Compensation

A.  If both a Change of Control and a subsequent Termination
Event have occurred, and after which Severance Compensation has been paid in accordance with Section 5 hereof, the Executive agrees:

(1) To refrain from entering into competition with the Company or from working for a competitor of the Company for a period of one year following the date he gives notice of the Termination
Event, and

(2) To provide such consulting services as may be requested by the Company for a period of one year reasonably following the date he gives notice of the Termination Event.

B.  As compensation to the Executive for his promises in Section
7(A) hereof, the Company agrees to cause the following actions to be carried out:

(1) As respects the status of the Executive as a participant in the Company's Officers' Supplemental Retirement Plan, see the Officers' Supplemental Retirement and Deferred Compensation Plan as amended and restated effective August 1, 1984 signed December 1998.

(2) As respects the status of the Executive as a participant in the Company's Officers Insurance Agreement:

(i) Cause such coverage to remain in force until the Executive obtains life insurance coverage from a subsequent employer, or for a period of three years from the termination date, which ever comes first.

(3) If the Executive has less than ten years of service as of the Termination Date, the Company shall also pay to the Executive a lump sum amount actuarially equivalent to benefits the Executive would have received at his 65th birthday under the Pension Plan of Central Vermont Public Service Corporation and its subsidiaries in effect at the Termination Date minus any benefit paid under the Company's Pension Plan, based on crediting the Executive with ten years service.

(4) As respects the status of the Executive as a participant in any health or disability insurance plan in which the Executive was participating as of the Termination Date, grant the Executive a leave of absence for three years and cause the Executive's participation in said health or disability insurance plan or plans to continue during his leave of absence.

C. It is agreed that this Agreement will supersede any other separation plan or practice maintained by the Company for its officers to the extent there is any conflict. Compensation earned but deferred under terms of its Management Incentive Plan or any other executive compensation plan which the Company may institute hereafter shall specifically be paid to the Executive.

8. Excise Tax Gross-Up Payment In the event the Executive becomes entitled to any payments hereunder or any other payments (whether paid by the Company or otherwise) in connection with a Change in Control of the Company and a subsequent Termination Event (the "Termination Payments"), and in the opinion of independent tax counsel selected by the Executive and reasonably acceptable to the Company any such payments will be subject to the tax imposed by section 4999 of the Internal Revenue Code (the "Excise Tax"), the Company shall pay to the Executive an additional amount such that the net amount retained by the Executive, after deduction of any Excise Tax on the Termination Payments and any federal, state and local income tax (determined at the highest marginal rate applicable) and Excise Tax upon the payment provided for by this Section 8, shall be equal to the Termination Payments that would have been retained by the Executive if the Excise Tax was not applicable, but after deduction of any federal, state and local income tax (determined at the highest marginal tax rate applicable).

9. Arbitration In the event of any dispute arising between the parties to this Agreement, the parties agree that such controversy shall be settled by arbitration, in accordance with the rules of the American Arbitration Association applicable to employee benefit cases. If the parties are unable to agree upon a mutually acceptable arbitrator, then one arbitrator shall be named by each party involved in the dispute, with an additional arbitrator to be chosen by the other named arbitrators. In the event the arbitrator finds that either party has breached its obligation under this Agreement, the arbitrator may award such amount as is necessary to remedy such breach.

10. Withholding Distribution of any benefit payments under this Agreement will be reduced for the amounts required to be withheld pursuant to any government law or regulation with respect to taxes or similar provisions.

11. State Law This Agreement shall be construed under the laws of the State of Vermont.

12. Revocability This Agreement may be revoked or amended in whole or in part only by a writing signed by both parties hereto.

13. Validity The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.



                ACKNOWLEDGEMENT OF ARBITRATION

The parties to this Agreement acknowledge the arbitration provision of this Agreement, and acknowledge that no lawsuit may be brought by either party concerning any dispute that may arise which is covered by the arbitration provision, unless it involves a question of constitutional or civil rights, and that such dispute shall be submitted to arbitration in accordance with the arbitration provision as set forth in Paragraph 9.


DATED at Rutland, Vermont this ____ day of ___________, .

IN PRESENCE OF:


________________________     ______________________________
Witness                      Central Vermont Executive

                             CENTRAL VERMONT PUBLIC
                             SERVICE CORPORATION



________________________     ______________________________
Witness                      Frederic H. Bertrand
                                   Chairman of the Board